Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	February 24, 2010

THE WASHINGTON POST COMPANY REPORTS

2009 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $91.2 million ($9.78 per share) for the fiscal year ended January 3, 2010, up from $65.8 million ($6.87 per share) for the fiscal year ended December 28, 2008. Net income for the fourth quarter of 2009 was $82.2 million ($8.71 per share), up from $18.8 million ($2.01 per share) for the fourth quarter of 2008. The Company’s results for 2009 and 2008 include several unusual or one-time items, as described below.

Items included in the Company’s results in 2009 and related fourth quarter activity:

•	$64.5 million in early retirement program expense, primarily at The Washington Post and Newsweek (after-tax impact of $40.0 million, or $4.26 per share);

•

$33.2 million in restructuring charges related to Kaplan’s Score and Test Preparation operations (after-tax impact of $20.6 million, or $2.19 per share); $0.2 million of these charges were recorded in the fourth quarter (after-tax impact of $0.1 million, or $0.01 per share);

•	$33.8 million in accelerated depreciation at The Washington Post (after-tax impact of $21.0 million, or $2.23 per share);

•	A $25.4 million goodwill and other long-lived assets impairment charge related to Kaplan Ventures (after-tax impact of $18.8 million, or $2.00 per share);

•	A $29.0 million decline in equity in earnings (losses) of affiliates associated with impairment charges at two of the Company’s affiliates (after-tax impact of $18.8 million, or $2.00 per share); and

•

$16.9 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $10.3 million, or $1.10 per share); $1.5 million in losses were recorded in the fourth quarter (after-tax impact of $0.9 million, or $0.10 per share).

Items included in the Company’s results in 2008 and related fourth quarter activity:

•

Goodwill, intangible assets and other impairment charges of $142.3 million at the Company’s online lead generation business, included in the other businesses and corporate office segment; at the Company’s community newspapers, The Herald and other operations, included in the newspaper publishing segment; and at two of the Company’s equity affiliates (after-tax impact of

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$115.7 million, or $12.35 per share); $75.7 million of these charges were recorded in the fourth quarter (after-tax impact of $69.6 million, or $7.44 per share);

•	Charges of $111.1 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $67.2 million, or $7.07 per share);

•

$22.3 million in accelerated depreciation related to the planned closing of The Washington Post’s College Park, MD, plant (after-tax impact of $13.9 million, or $1.48 per share); $8.6 million of these costs were recorded in the fourth quarter (after-tax impact of $5.3 million, or $0.56 per share);

•

Expenses and charges of $11.0 million (after-tax impact of $6.8 million, or $0.72 per share) in connection with the restructuring of Test Preparation’s professional training businesses; $7.1 million of these costs were recorded in the fourth quarter (after-tax impact of $4.3 million, or $0.46 per share);

•

Non-operating gains include $47.3 million from the sales of marketable equity securities in the fourth quarter (after-tax impact of $28.9 million, or $3.09 per share), offset by $46.3 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $28.5 million, or $3.04 per share); $32.9 million of these unrealized foreign currency losses were recorded in the fourth quarter of 2008 (after-tax impact of $20.1 million, or $2.15 per share); and

•

Income tax expense of $9.5 million in the fourth quarter related to valuation allowances provided against certain state and local income tax benefits, net of U.S. Federal income tax benefits ($1.01 per share).

Revenue for 2009 was $4,569.7 million, up 2% compared to revenue of $4,461.6 million in 2008. For the fourth quarter of 2009, revenue was $1,238.4 million, up 6% from $1,163.6 million in 2008. The increases are due primarily to strong revenue growth at the education division and increased revenue at the cable division, partially offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income for 2009 increased to $194.0 million, from $174.2 million in 2008. Operating results were significantly impacted by the unusual or one-time operating items described above. Excluding these one-time or unusual items, results at the newspaper publishing, magazine publishing and television broadcasting divisions were down, generally due to weakness in advertising demand, offset by improved results at the Company’s education and cable television divisions.

For the fourth quarter of 2009, operating income increased to $146.2 million, from $62.3 million in 2008. Excluding the operating items discussed above, the education, newspaper publishing and cable television divisions reported improved results for the quarter, and the magazine publishing and television broadcasting divisions were down.

Excluding charges related to early retirement programs, the Company’s 2009 and 2008 operating income included $8.1 million and $25.7 million, respectively, of net pension credits. For the fourth quarter of 2009 and 2008, operating income included $2.9 million and $5.9 million, respectively, of net pension credits. Overall, the Company estimates a total net pension credit of $2.0 million in 2010.

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Divisional Results

Education

Education division revenue in 2009 increased to $2,636.6 million, a 13% increase from $2,331.6 million in 2008. For the fourth quarter of 2009, education division revenue totaled $709.3 million, a 16% increase over revenue of $609.1 million for the same period of 2008.

Kaplan reported operating income of $194.8 million for 2009, compared to $206.3 million in 2008; operating income for the fourth quarter of 2009 was $79.6 million, compared to $61.0 million in the fourth quarter of 2008. Kaplan’s results for 2009 and 2008 were impacted by several unusual or one-time items (discussed below).

Kaplan completed a reorganization of its organizational and internal reporting structure during the third quarter of 2009 that resulted in changes to the composition of the Company’s reporting segments. A summary of Kaplan’s operating results reported under this structure for 2009 and the fourth quarter of 2009 compared to 2008 is as follows:

	Fourth Quarter			YTD
(In thousands)	2009	2008	% Change	2009	2008	% Change
Revenue
Higher education	$420,445	$322,998	30	$1,539,587	$1,160,062	33
Test preparation	102,590	112,153	(9)	436,438	478,440	(9)
Kaplan international	155,172	137,668	13	537,238	545,070	(1)
Kaplan ventures	33,353	33,134	1	124,250	126,242	(2)
Score	—	4,690	—	8,557	28,672	(70)
Kaplan corporate	387	368	5	1,354	1,426	(5)
Intersegment elimination	(2,678)	(1,890)	—	(10,786)	(8,332)	—

	$709,269	$609,121	16	$2,636,638	$2,331,580	13

Operating income (loss)
Higher education	$74,819	$43,948	70	$274,753	$172,897	59
Test preparation	(2,799)	2,529	—	21,205	47,580	(55)
Kaplan international	26,468	25,438	4	53,772	59,957	(10)
Kaplan ventures	(3,335)	(2,477)	(35)	(16,332)	(3,844)	—
Score	(248)	(5,444)	95	(36,787)	(13,278)	—
Kaplan corporate	(14,633)	(15,597)	6	(53,617)	(49,143)	(9)
Kaplan stock compensation	4,222	17,627	(76)	(933)	7,829	—
Amortization of intangible assets	(4,976)	(4,969)	—	(22,223)	(15,472)	(44)
Impairment of goodwill and other long-lived assets	—	—	—	(25,387)	—	—
Intersegment elimination	74	(31)	—	310	(224)	—

	$79,592	$61,024	30	$194,761	$206,302	(6)

Kaplan Higher Education (KHE) includes Kaplan’s domestic post-secondary education businesses, made up of fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew by 33% for 2009 and 30% for the fourth quarter of 2009 due mostly to strong enrollment growth. Operating income at KHE increased 59% in 2009 due to this strong enrollment growth, offset by increased marketing and advertising costs in the first quarter of 2009, including a $21.0 million national media campaign. Operating income at KHE increased 70% in the fourth quarter of 2009, also reflecting this strong enrollment growth. At December 31, 2009, KHE’s enrollments totaled 104,900, a 32% increase compared to total enrollments of 79,800 at December 31, 2008. Enrollment growth was particularly strong at Kaplan University’s online offerings, which grew at 47% in 2009.

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Test preparation includes Kaplan’s standardized test preparation and tutoring offerings, as well as the professional domestic training business, K12 and other businesses. Test preparation revenue declined 9% in both 2009 and the fourth quarter of 2009 due to continued revenue declines in the real estate and financial education businesses, declines at the traditional test preparation programs and softness in other programs. Test preparation operating results were also down in 2009 and the fourth quarter of 2009 due to declines at the traditional test preparation programs and softness in other programs, along with a fourth quarter $4.6 million charge at the K12 business for product development and other write-downs. The declines were offset by improved results at test preparation’s professional domestic training businesses due to expense reductions.

At the end of March 2009, the Company approved a plan to offer tutoring services, previously provided at Score, in Kaplan test preparation centers. The plan was substantially completed by the end of the second quarter of 2009; 14 existing Score centers were converted into Kaplan test preparation centers, and the remaining 64 Score centers were closed. Score revenues declined to $8.6 million in 2009, from $28.7 million in 2008. Operating losses at Score increased to $36.8 million in 2009, inclusive of $24.9 million in restructuring-related charges, compared to $13.3 million in operating losses for 2008.

In 2007, Kaplan announced restructuring plans at its professional domestic training businesses that involved product changes and decentralization of certain operations, in addition to employee terminations. These businesses are now part of Kaplan’s test preparation division. In the fourth quarter of 2008, Kaplan expanded this restructuring to include additional operations. Total restructuring-related expenses of $8.3 million and $0.2 million were recorded in 2009 and the fourth quarter of 2009, respectively, related to lease termination costs, accelerated depreciation of fixed assets and severance costs, compared to $11.0 million and $7.1 million in restructuring-related severance costs recorded in 2008 and the fourth quarter of 2008, respectively.

Kaplan International includes professional training and post-secondary education businesses outside the United States, as well as English-language programs. Kaplan International revenue declined 1% in 2009 and increased 13% in the fourth quarter of 2009. Excluding revenue from acquired businesses, Kaplan International revenue was down 6% in 2009 and increased 9% in the fourth quarter of 2009. The decline for 2009 is primarily the result of unfavorable exchange rates in the U.K., Europe and Australia. These declines were offset by revenue growth at International’s Asian operations. Revenues increased in the fourth quarter as a result of growth and more favorable exchange rates in the U.K., Europe and Australia, as well as increased revenues at International’s Asian operations. Kaplan International operating income was down in 2009 largely due to weakness in the financial education programs in the U.K. and English-language programs, offset by improved operating results at International’s Asian operations. Fourth quarter 2009 operating income increased from the fourth quarter of 2008 due to improved results at International’s Australian and Asian operations.

Kaplan Ventures is made up of a number of businesses in various stages of development that are managed separately from the other education businesses. Kaplan Ventures includes Kaplan EduNeering, Kaplan Compliance Solutions, Education Connection, Kaplan Virtual Education, Kidum and other smaller businesses. Revenues at Kaplan Ventures declined 2% in 2009 and increased 1% in the fourth quarter of 2009. Kaplan Ventures reported operating losses of $16.3 million in 2009, compared to operating losses of $3.8 million in 2008, due primarily to increased losses at Kaplan Virtual Education, a developing group of online high school institutions. For the fourth quarter of 2009, operating losses increased to $3.3 million, compared to operating losses of $2.5 million for the fourth quarter of 2008. A goodwill and other long-lived assets impairment charge of $25.4 million was recorded at Kaplan in the third quarter of 2009 related to certain Kaplan Ventures’ businesses, as the book value of these businesses exceeded their estimated fair value.

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Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities. Corporate expenses in the fourth quarter of 2008 included expenses associated with the resignation of Kaplan’s former chief executive officer in 2008.

Stock compensation credits (charges) relate to incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $0.9 million in 2009, compared to a stock compensation credit of $7.8 million in 2008. For the fourth quarter of 2009, Kaplan recorded a stock compensation credit of $4.2 million, compared to a stock compensation credit of $17.6 million for the fourth quarter of 2008. The stock compensation credit in the fourth quarter of 2009 relates to a reduction in the estimated fair value of Kaplan common stock. The stock compensation credit in 2008 relates primarily to the forfeiture of 21,526 Kaplan stock options due to the resignation noted above.

Cable Television

Cable television division revenue of $750.4 million for 2009 represents a 4% increase from $719.1 million in 2008; revenue totaled $190.6 million for the fourth quarter of 2009, a 4% increase from $184.1 million in the fourth quarter of 2008. The 2009 revenue increase is due to continued growth in the division’s cable modem and telephone revenues, and a $4 monthly rate increase for most basic subscribers in June 2009.

Cable television division operating income in 2009 increased 4% to $169.1 million, from $162.2 million in 2008; operating income for the fourth quarter of 2009 increased 2% to $46.9 million, from $46.2 million in the fourth quarter of 2008. The cable division’s operating results in the fourth quarter of 2009 included a $7.7 million gain arising from changes to the cable division retiree health care benefits program. Excluding this gain, the cable division’s operating income in 2009 was even with 2008, while the division’s operating income declined in the fourth quarter of 2009 due to increased programming, depreciation and general and administrative costs.

At December 31, 2009, Revenue Generating Units (RGUs) were even with the prior year-end due to a reduction in basic and digital subscribers, offset by continued growth in high-speed data and telephony subscribers. A summary of RGUs is as follows:

Cable Television Division Subscribers	December 31, 2009	December 31, 2008
Basic	668,986	699,469
Digital	219,062	224,877
High-speed data	392,832	372,887
Telephony	109,619	93,520

Total	1,390,499	1,390,753

Newspaper Publishing

At most of the newspaper publishing division, 2009 included 53 weeks compared to 52 weeks in 2008. Newspaper publishing division revenue in 2009 decreased 15% to $679.3 million, from $801.3 million in 2008; revenue totaled $193.3 million for the fourth quarter of 2009, a 4% decline from $201.7 million for the fourth quarter of 2008. Print advertising revenue at The Post in 2009 declined 23% to $317.0 million, from $410.4 million in 2008, and decreased 9% to $92.6 million for the fourth quarter of 2009, from $101.8 million in the fourth quarter of 2008. The print revenue declines in 2009 are due to

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large decreases in classified, zones and retail advertising. The declines in the fourth quarter of 2009 are also due to declines in classified, zones and retail advertising, offset by an increase in general advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com, declined 8% to $99.6 million, from $108.3 million in 2008. Newspaper online revenue increased 1% to $31.5 million in the fourth quarter of 2009, versus $31.0 million for the fourth quarter of 2008. Display online advertising revenue grew 2% in 2009 and 13% for the fourth quarter of 2009. Online classified advertising revenue on washingtonpost.com declined 24% in 2009 and 17% for the fourth quarter of 2009.

Daily circulation at The Post declined 5.9%, and Sunday circulation declined 4.7% in 2009; average daily circulation at The Post totaled 595,800 and average Sunday circulation totaled 831,300.

The Company offered a Voluntary Retirement Incentive Program to certain employees of The Washington Post newspaper in the first quarter of 2009. A total of 221 employees accepted the offer, and early retirement program expense of $56.8 million was recorded in the second quarter of 2009, which is being funded primarily from the assets of the Company’s pension plans. In the third quarter of 2009, the Company offered a Voluntary Retirement Incentive Program to certain employees at Robinson Terminal Warehouse Corporation, and $1.1 million in early retirement program expense was recorded, also to be funded from the assets of the Company’s pension plans. In the first quarter of 2008, a Voluntary Retirement Incentive Program was offered at The Washington Post, with 231 employees accepting the offer; $79.8 million in early retirement program expense was recorded in the second quarter of 2008, also funded primarily from the assets of the Company’s pension plans.

The Post closed its College Park, MD, printing plant in July 2009 and has consolidated its printing operations in Springfield, VA. The Post is also in the process of consolidating certain other operations in Washington, DC. In connection with these activities, accelerated depreciation of $33.8 million was recorded in 2009; accelerated depreciation of $22.3 million and $8.6 million was recorded in 2008 and the fourth quarter of 2008, respectively. The Company incurred additional costs related to the shutdown of the College Park, MD, printing plant of $1.7 million in 2009, with $0.9 million recorded in the fourth quarter of 2009. The Company expects to incur additional costs in 2010 that will be recorded as incurred. In the fourth quarter of 2009, the Company recorded a $2.2 million loss on an office lease in conjunction with the consolidation of operations. An additional loss will be recorded in 2010, depending on the timing of the consolidation. Also in 2008, as a result of the challenging advertising environment at the Company’s community newspapers, The Herald and other operations included in the newspaper publishing division, the Company recorded goodwill impairment charges of $65.8 million; $6.1 million of this was recorded in the fourth quarter.

The newspaper division reported an operating loss of $163.5 million in 2009, compared to an operating loss of $192.7 million in 2008. For the fourth quarter of 2009, the newspaper division reported operating income of $3.2 million, compared to an operating loss of $14.4 million in the fourth quarter of 2008. Excluding early retirement program charges, accelerated depreciation and goodwill impairment losses, operating results declined in 2009 due to the significant decline in division advertising revenue, offset by expense reductions. Excluding accelerated depreciation and goodwill impairment losses, operating results improved in the fourth quarter of 2009 due to expense reductions. Newsprint expense was down 19% in 2009 and 22% for the fourth quarter of 2009 due to a decline in newsprint consumption and prices.

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A summary of newspaper division operating results for 2009 and the fourth quarter of 2009 compared to 2008 is as follows:

	Fourth Quarter			Year-to-Date
(In thousands)	2009	2008	% Change	2009	2008	% Change
Operating revenues	$193,345	$201,672	(4)	$679,282	$801,265	(15)
Operating expenses, excluding special charges	(190,173)	(201,421)*	(6)	(751,115)*	(826,137)*	(9)

	3,172	251 *	—	(71,833)*	(24,872)*	—
Early retirement program expense	—	—	—	(57,924)	(79,800)	—
Goodwill impairment charge	—	(6,082)	—	—	(65,772)	—
Accelerated depreciation	—	(8,613)	—	(33,792)	(22,295)	—

Operating income (loss)	$3,172	$(14,444)	—	$(163,549)	$(192,739)	15

*Non-GAAP measure

Television Broadcasting

Revenue for the television broadcasting division decreased 16% to $272.7 million in 2009, from $325.1 million in 2008; for the fourth quarter of 2009, revenue decreased 7% to $80.2 million, from $86.6 million in 2008. The decrease in revenue is due to weaker advertising demand in most markets and product categories, particularly automotive; political advertising revenue also declined by $19.4 million and $12.4 million for 2009 and the fourth quarter of 2009, respectively. Additionally, in the third quarter of 2008, the television broadcasting division benefited from $6.3 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates.

In 2008, the television broadcasting division recorded $6.9 million in non-cash property, plant and equipment gains as a reduction to expense due to new digital equipment received at no cost from Sprint/Nextel in connection with an FCC mandate reallocating a portion of the broadcast spectrum. Of this amount, $2.0 million was recorded in the fourth quarter of 2008.

Television broadcasting division operating income for 2009 declined 43% to $70.5 million, from $123.5 million in 2008. For the fourth quarter of 2009, operating income declined 22% to $29.0 million, from $37.1 million for the fourth quarter of 2008. The operating income declines for 2009 and the fourth quarter of 2009 are due to the revenue decreases discussed above and the non-cash gains in 2008.

Magazine Publishing

Revenue for the magazine publishing division totaled $184.2 million in 2009, a 27% decline from $250.9 million in 2008; revenue declined 30% to $52.4 million for the fourth quarter of 2009, from $74.9 million in the fourth quarter of 2008. The decreases in revenue for 2009 and the fourth quarter of 2009 are due to advertising revenue declines at Newsweek of 37% and 36%, respectively, resulting from fewer ad pages at both the domestic and international editions. In February 2009, Newsweek announced a circulation rate base reduction at its domestic edition, from 2.6 million to 1.5 million, by January 2010. Subscription revenue also declined at the domestic edition in 2009 due to the rate base reduction.

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Newsweek offered a Voluntary Retirement Incentive Program to certain employees in November 2008, and 44 employees accepted the offer in the first quarter of 2009; early retirement program expense of $6.6 million was recorded in the first quarter of 2009, which is being funded primarily from the assets of the Company’s pension plans. In the first quarter of 2008, Newsweek also offered a Voluntary Retirement Incentive Program to certain employees and 117 employees accepted the offer. The early retirement program expense in 2008 totaled $28.3 million, also funded primarily from the assets of the Company’s pension plans. Additional cost savings initiatives were implemented at Newsweek’s operations in 2009, and $8.4 million in severance and lease termination costs were recorded. Of this amount, $4.8 million was recorded in the fourth quarter of 2009.

The division had an operating loss in 2009 of $29.3 million, compared to an operating loss of $16.1 million in 2008; operating income for the fourth quarter of 2009 totaled $0.4 million, compared to operating income of $10.9 million for the fourth quarter of 2008. Excluding early retirement program expense, the division’s operating results declined in 2009 and the fourth quarter of 2009 due to the revenue reductions discussed above and a reduced pension credit, offset by a decline in subscription, editorial and manufacturing expenses at the domestic edition of Newsweek.

In December 2009, Newsweek sold its Newsweek Budget Travel magazine and realized a gain on the transaction. Budget Travel revenues for 2009 and the fourth quarter of 2009 were $18.7 million and $5.1 million, respectively, compared to $23.5 million and $5.7 million for the same periods of 2008, respectively. Including the gain on the sale, Budget Travel incurred operating losses of $1.2 million in 2009 and $0.7 million in 2008. Budget Travel had operating income of $2.0 million in the fourth quarter of 2009, compared to an operating loss of $0.8 million in the fourth quarter of 2008.

Other Businesses and Corporate Office

Other businesses and corporate office include the expenses of the Company’s corporate office and the operating results of Avenue100 Media Solutions (formerly CourseAdvisor). In the fourth quarter of 2008, a goodwill and other intangible assets impairment charge of $69.7 million was recorded to write down the intangible assets of Avenue100 Media Solutions to their estimated fair values. The 2008 results also include $3.0 million in early retirement program expense at the corporate office.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for 2009 was $29.4 million, compared to $7.8 million in losses for 2008. For the fourth quarter of 2009, the Company’s equity in losses of affiliates totaled $1.3 million, compared to earnings of $1.7 million for the fourth quarter of 2008. Results for 2009 included $29.0 million in write-downs at two of the Company’s affiliate investments. Most of the loss relates to an impairment charge recorded on the Company’s interest in Bowater Mersey Paper Company as a result of the challenging economic environment for newsprint producers. Results in 2008 include $6.8 million in impairment charges at two of the Company’s affiliates.

The Company holds a 49% interest in Bowater Mersey Paper Company and interests in several other affiliates.

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Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $13.2 million in 2009, compared to other non-operating expense, net, of $2.2 million in 2008. For the fourth quarter of 2009, the Company recorded other non-operating expense, net, of $2.6 million, compared to other non-operating income, net, of $11.9 million for the fourth quarter of 2008.

The 2009 non-operating income, net, primarily included $16.9 million in unrealized foreign currency gains ($1.5 million in unrealized foreign currency losses in the fourth quarter), offset by $3.8 million in impairment write-downs on cost method investments. The 2008 non-operating expense, net, primarily consisted of $46.3 million in unrealized foreign currency losses ($32.9 million in unrealized foreign currency losses in the fourth quarter), offset by $47.3 million in fourth quarter gains from sales of marketable equity securities.

As noted above, a large part of the Company’s non-operating income (expense) is from unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar-denominated intercompany loans into U.S. dollars. The unrealized foreign currency gains in 2009 were the result of a weakening of the U.S. dollar against the British pound and the Australian dollar in 2009, versus the exchange rates in effect at the end of 2008. The unrealized foreign currency losses in 2008 were the result of a strengthening of the U.S. dollar against the British pound and the Australian dollar in 2008, versus the exchange rates in effect at the end of 2007.

Net Interest Expense

The Company incurred net interest expense of $29.0 million in 2009, compared to $19.0 million in 2008; net interest expense totaled $7.7 million for the fourth quarter of 2009, versus $4.0 million for the fourth quarter of 2008. The increases are due to higher average interest rates in 2009 compared to 2008, as well as a decline in interest income. At January 3, 2010, the Company had $399.3 million in borrowings outstanding at an average interest rate of 7.2%; at December 28, 2008, the Company had $553.8 million in borrowings outstanding at an average interest rate of 4.1%.

Provision for Income Taxes

The effective tax rate for 2009 was 38.7%. This effective tax rate was adversely impacted by $12.2 million in non-cash valuation allowances provided against deferred state and local income tax benefits, net of U.S. Federal income taxes, and $3.3 million from nondeductible goodwill in connection with impairment charges recorded in 2009; these items were offset by favorable adjustments recorded for a reduction in state income taxes and for prior year permanent federal tax deductions.

The effective tax rate for 2008 was 54.7%. This high effective tax rate was due to $31.1 million from nondeductible goodwill in connection with impairment charges recorded in 2008 and $9.5 million in non-cash valuation allowances provided against deferred state and local income tax benefits, net of U.S. Federal income taxes; these were offset by a favorable $4.6 million provision to return adjustment from 2007.

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Earnings Per Share

The calculations of diluted earnings per share for 2009 and the fourth quarter of 2009 were based on 9,391,958 and 9,372,396 weighted average shares, respectively, compared to 9,429,990 and 9,353,858 weighted average shares, respectively, for 2008 and the fourth quarter of 2008. The Company repurchased 145,040 shares of its Class B common stock at a cost of $61.0 million during 2009.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2009	2008
Operating revenues	$1,238,432	$1,163,565	6
Operating expenses	(1,021,992)	(948,696)	8
Depreciation	(64,220)	(70,143)	(8)
Amortization of intangible assets	(6,036)	(6,721)	(10)
Impairment of goodwill and other long-lived assets	—	(75,749)	—

Operating income	146,184	62,256	—
Equity in (losses) earnings of affiliates, net	(1,261)	1,668	—
Interest income	759	1,117	(32)
Interest expense	(8,451)	(5,144)	64
Other (expense) income, net	(2,582)	11,863	—

Income before income taxes	134,649	71,760	88
Provision for income taxes	(52,400)	(53,000)	(1)

Net income	82,249	18,760	—
Net (income) loss attributable to noncontrolling interest	(534)	67	—

Net income attributable to The Washington Post Company	81,715	18,827	—
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$81,715	$18,827	—

Basic earnings per share	$8.71	$2.02	—

Diluted earnings per share	$8.71	$2.01	—

Basic average shares outstanding	9,311,422	9,332,370
Diluted average shares outstanding	9,372,396	9,353,858

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2009	2008
Operating revenues	$4,569,731	$4,461,580	2
Operating expenses	(4,027,839)	(3,863,802)	4
Depreciation	(295,871)	(265,606)	11
Amortization of intangible assets	(26,642)	(22,525)	18
Impairment of goodwill and other long-lived assets	(25,387)	(135,439)	(81)

Operating income	193,992	174,208	11
Equity in losses of affiliates, net	(29,421)	(7,837)	—
Interest income	2,597	5,672	(54)
Interest expense	(31,565)	(24,658)	28
Other income (expense), net	13,197	(2,189)	—

Income before income taxes	148,800	145,196	2
Provision for income taxes	(57,600)	(79,400)	(27)

Net income	91,200	65,796	39
Net loss (income) attributable to noncontrolling interest	1,574	(74)	—

Net income attributable to The Washington Post Company	92,774	65,722	41
Redeemable preferred stock dividends	(928)	(946)	(2)

Net income available for common stock	$91,846	$64,776	42

Basic earnings per share	$9.78	$6.89	42

Diluted earnings per share	$9.78	$6.87	42

Basic average shares outstanding	9,322,192	9,407,576
Diluted average shares outstanding	9,391,958	9,429,990

- more -

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2009	2008		2009	2008
Operating Revenues:
Education	$709,269	$609,121	16	$2,636,638	$2,331,580	13
Cable television	190,570	184,059	4	750,409	719,070	4
Newspaper publishing	193,345	201,672	(4)	679,282	801,265	(15)
Television broadcasting	80,236	86,639	(7)	272,651	325,146	(16)
Magazine publishing	52,439	74,857	(30)	184,215	250,900	(27)
Other businesses and corporate office	14,631	9,277	58	53,921	39,411	37
Intersegment elimination	(2,058)	(2,060)	—	(7,385)	(5,792)	—

	$1,238,432	$1,163,565	6	$4,569,731	$4,461,580	2

Operating Expenses:
Education	$629,677	$548,097	15	$2,441,877	$2,125,278	15
Cable television	143,667	137,872	4	581,358	556,868	4
Newspaper publishing	190,173	216,116	(12)	842,831	994,004	(15)
Television broadcasting	51,193	49,508	3	202,145	201,651	0
Magazine publishing	52,004	63,915	(19)	213,466	266,960	(20)
Other businesses and corporate office	27,592	87,861	(69)	101,447	148,403	(32)
Intersegment elimination	(2,058)	(2,060)	—	(7,385)	(5,792)	—

	$1,092,248	$1,101,309	(1)	$4,375,739	$4,287,372	2

Operating Income (Loss):
Education	$79,592	$61,024	30	$194,761	$206,302	(6)
Cable television	46,903	46,187	2	169,051	162,202	4
Newspaper publishing	3,172	(14,444)	—	(163,549)	(192,739)	15
Television broadcasting	29,043	37,131	(22)	70,506	123,495	(43)
Magazine publishing	435	10,942	(96)	(29,251)	(16,060)	(82)
Other businesses and corporate office	(12,961)	(78,584)	84	(47,526)	(108,992)	56

	$146,184	$62,256	—	$193,992	$174,208	11

Depreciation:
Education	$20,379	$18,158	12	$81,478	$67,329	21
Cable television	31,209	29,219	7	124,207	121,310	2
Newspaper publishing	8,009	19,502	(59)	72,870	64,983	12
Television broadcasting	2,841	2,569	11	12,299	9,400	31
Magazine publishing	1,515	499	—	4,187	2,052	—
Other businesses and corporate office	267	196	36	830	532	56

	$64,220	$70,143	(8)	$295,871	$265,606	11

Amortization of intangible assets and impairment of goodwill and other long-lived assets
Education	$4,976	$4,969	0	$47,610	$15,472	—
Cable television	79	71	11	310	307	1
Newspaper publishing	274	6,233	(96)	1,010	66,397	(98)
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Other businesses and corporate office	707	71,197	(99)	3,099	75,788	(96)

	$6,036	$82,470	(93)	$52,029	$157,964	(67)

Pension (Expense) Credit:
Education	$(1,262)	$(1,160)	9	$(5,414)	$(4,255)	27
Cable television	(532)	(418)	27	(1,851)	(1,534)	21
Newspaper publishing	(4,141)	(3,647)	14	(75,925)	(87,962)	(14)
Television broadcasting	(61)	232	—	(418)	1,041	—
Magazine publishing	9,080	10,939	(17)	28,018	15,079	86
Other businesses and corporate office	(221)	(17)	—	(882)	(1,892)	53

	$2,863	$5,929	(52)	$(56,472)	$(79,523)	(29)

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